FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES

Exhibit 10.19

June 11, 2004

Mrs. Monica Passick
(Home Address)

           Re:     Retirement Agreement

Dear Monica:

           This letter sets forth the terms of the agreement between Flushing Financial Corporation (the "Company"), Flushing Savings Bank, FSB (the "Bank") and you regarding your pending retirement. Capitalized terms used in this letter and not otherwise defined have the meanings given to them in your amended and restated employment agreement with the Company, dated as of July 18, 2000. For purposes of this letter, your employment agreement with the Company and your amended and restated employment agreement with the Bank, dated as of July 18, 2000, are collectively referred to as the "Employment Agreements".

           Subject to the terms and conditions set forth in this letter, on July 1, 2004 (your "Retirement Date"), you will retire from your positions of Senior Vice President, Treasurer and Chief Financial Officer of the Company and Senior Vice President /Finance of the Bank and from any other positions you may have with subsidiaries or benefit plans of the Company or the Bank. In recognition of your many years of service to the Company and the Bank and in consideration for your agreement to provide consulting services following your retirement and for the waiver and release contained in this agreement, the Company and/or the Bank shall pay you an aggregate amount of $210,500 (reduced by the amount of all required tax withholding with respect to such payment), payable in a lump sum on July 9, 2004.

           You agree to make yourself available to consult with the senior officers of the Company and the Bank for a period of nine months after your Retirement Date, for up to ten hours per month. Such consulting services shall be primarily by telephone and at times that are mutually convenient to you and such officers.

           In the event of your death either before your Retirement Date or before you have received the payment referred to in the second paragraph of this letter, the Company or the Bank shall make such payment to your designated beneficiaries or, failing any designation, your estate.

           Upon your retirement under this letter agreement, the Company and the Bank shall have no further obligations to you under the Employment Agreements, other than (1) the payment of your earned but unpaid Current Salary and (2) the provision of such other benefits, if any, to which you are entitled as a former employee under the Bank's and the Company's employee benefit plans and programs and compensation plans and programs.

           In exchange for the consideration provided for in this Agreement, you, for yourself and your heirs, executors, administrators and assigns (collectively the "Passick Parties"), forever waive, release and discharge the Company and the Bank and their respective subsidiaries, affiliates, successors and assigns, past and present officers, directors, employees and agents, and any fiduciaries of any employee benefit plan or policy of the Company or the Bank (collectively the "Bank Parties"), from any and all claims, cases, demands, causes of actions, fees and liabilities and expenses (including attorneys' fees) of any kind whatsoever, whether known or unknown, which you or they ever had or now have against the Bank Parties by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter up to and including the date of your execution of this agreement, including, but not limited to any tort and/or contract claims and any claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (ADEA), the Americans with Disabilities Act, the Family Medical Leave Act, the Employee Retirement Income Security Act of 1974 (ERISA), the Civil Rights Act of 1991, and/or any other Federal, state or local law (statutory or decisional), regulation, or ordinance; provided, however, that in no event do any of the Passick Parties hereby waive, release or discharge any of the Bank Parties against any claim, case, demand, cause of action, fee, liability or expense relating to indemnification or limitation of liability under the Company's or the Bank's charter or bylaws, or under any indemnification agreement between you and the Company or the Bank.

           You acknowledge that you have been urged by the Company to consult an attorney before signing this agreement and that you have executed this agreement with the waiver and release set forth above, after having had the opportunity to consult with an attorney and after having had the opportunity to consider the terms of this agreement for twenty-one (21) days after such terms were proposed to you (although you may sign it at any time during this period). You further acknowledge that: you have read this agreement in its entirety; you understand all of its terms; you knowingly and voluntarily assent to all of the terms and conditions contained herein including, without limitation, the waiver and release; you are executing this agreement, including the waiver and release, in exchange for consideration in addition to anything of value to which you are already entitled; you are not waiving or releasing rights or claims that may arise after your execution of this agreement; and that you understand that the waiver and release in this agreement is being requested in connection with your retirement from the Company and the Bank and in exchange for your receipt of consideration to which you otherwise would not be entitled.

           This agreement, including the waiver and release contained herein, shall become effective the eighth (8th) day following your execution of this agreement and you may at any time prior to the effective date revoke this agreement by giving written notice of such revocation to Anna Piacentini, the Company's Senior Vice President and Corporate Secretary.

           This letter agreement may not be altered, varied, revised or amended except by an instrument in writing signed by you, the Bank and the Company.

           Please indicate your agreement with the foregoing by signing in the space provided below and returning a signed copy of this letter to each of the undersigned.

Sincerely,
FLUSHING FINANCIAL CORPORATION
By: /s/Michael J. Hegarty
Michael J. Hegarty
President and Chief Executive Officer
FLUSHING SAVINGS BANK, FSB
By: /s/Michael J. Hegarty
Michael J. Hegarty
President and Chief Executive Officer
AGREED AND ACCEPTED:
/s/Monica C. Passick	June 16, 2004
Monica C. Passick	Date